Exhibit 10.1
TEXAS CAPITAL BANK
KEY EXECUTIVE SEVERANCE POLICY

This Severance Policy (“Policy”) sets forth the severance pay benefit of Texas Capital Bank (“TCB”) applicable to Key Executives, as identified in the document entitled “List of Key Executives,” available from the Chief Human Resources Officer.

The information contained in this Severance Policy, combined with the Texas Capital Bank Severance Plan (“Severance Plan”) document, applies to those eligible employees described below.

The summary plan description for the Severance Plan applicable to Key Executives is made up of the main Severance Plan document and this Severance Policy. Both the main Severance Plan document and this Severance Policy must be read together.

ELIGIBILITY

The Policy applies to Key Executives. This policy does not apply to any other employee nor does it apply to any person who is described as ineligible in the Severance Plan.

QUALIFYING EVENTS

In the event of an involuntary termination, as determined by the Administrative Committee, TCB provides a severance benefit for affected employees. The severance benefit will also be provided in the event of a termination of employment for “Good Reason” (as defined below. This severance benefit does not apply to terminations for Cause (as defined in the Severance Plan) (including terminations for poor performance or violations of TCB policy).

For purposes of this Policy, “Good Reason” means, without the employee’s consent and subject to the notice, cure and other requirements set forth below: (i) a material diminution of base salary, provided that a diminution of 10% or less in any one calendar year will not be deemed material; (ii) a material diminution of the employee’s authority, duties or responsibilities as an employee; or (iii) a material change in the principal geographic location at which the employee must perform services for TCB (for purposes of this agreement, relocation to a facility or a location that would not increase the one-way commute distance by more than 50 miles will not be considered a material change in geographic location). In order for an employee to terminate status as an employee for Good Reason, (i) the employee must first provide written notice to TCB of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition, specifically identifying the acts or omissions constituting grounds for Good Reason;
TCB must have a period of at least 30 days following receipt of such written notice during which it may remedy the Good Reason condition (the “Cure Period”); (iii) the employee must cooperate in good faith with any efforts by TCB to remedy the Good Reason condition; (iv) the Good Reason condition must continue to exist upon completion of the Cure Period; and (v) the employee must resign from all positions held with TCB effective not later than 30 days after completion of the Cure Period.

PLAN BENEFITS

Payment Amount

    The amount of severance is equal to the sum of the following:

•Base salary multiplied by one
•Bonus multiplied by one*

*The bonus amount will be the average of the employee’s bonuses for the prior two years. If the employee has served fewer than two years, TCB will determine the amount of bonus to be awarded, if any, at its own discretion.

The employee may also, at TCB’s discretion, receive a prorated bonus reduced for the period of time during the year in which the employee was not employed.

For purposes of this Policy, base salary means regular wages, whether paid bi-weekly or semi- monthly, received by an eligible employee through TCB’s standard payroll policies and procedures, exclusive of a forgivable draw, overtime, shift differential, car allowance, commission, bonus, or any other incentive-based compensation.

Vacation

Accrued but unused vacation will be paid out to the employee. Vacation will stop accruing as of the effective date of termination.

Insurance Benefits

To help defray the cost of continuing medical care, TCB will pay to the eligible employee a lump sum amount that equates to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium for the period of the severance benefit. The former employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for any eligible COBRA coverage period.

Equity Treatment

If an employee is terminated based on a qualifying event (as defined above), he or she will receive pro rata continued vesting of all unvested equity. This pro rata vesting will be calculated based on the number of days that have elapsed since the grant date divided by the total number of days in the vesting period, less the number of shares already vested and exercised. Any Performance Share Units that continue to vest will be adjusted by the final performance rating.

Outplacement Services

Every employee covered by this Policy terminated in connection with a qualifying event (as defined above) will be eligible for six months of outplacement services at TCB’s expense. Such outplacement services will be arranged by TCB at a company of TCB’s choosing.

AGREEMENT AND GENERAL RELEASE OF CLAIMS

To qualify for the severance pay benefit, an otherwise eligible employee must timely sign, return, and not effectively rescind the Separation Agreement and Release of Claims (“Separation Agreement”). The Separation Agreement is a document signed by the employee and TCB, in which the employee agrees to release any and all claims, actions, or lawsuits against TCB that relate to employment with TCB.

If an employee chooses not to sign a Separation Agreement in a timely manner or rescinds a Separation Agreement, that employee will not receive severance pay under this policy. For more information regarding terms of TCB’s separation agreements, please contact TCB’s Human Resources Department.

MISCELLANEOUS

TCB has the authority to withhold applicable income and payroll taxes from any payments under the policy to the extent required by law.

This policy shall not be deemed to constitute a contract of employment or impose on TCB any obligation to retain an employee nor shall this policy restrict the right of TCB to discharge any employee or restrict the right of any employee to terminate his/her employment with TCB.